Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
FIRST QUARTER 2011 RESULTS

•	Portfolio same-center net operating income, excluding lease termination fees, for the first quarter 2011, increased 0.5% over the prior year period.
•	Reported FFO per diluted share of $0.63 for the first quarter 2011.
•	Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the first quarter 2011 increased 2.9%.
•	Portfolio occupancy increased 150 basis points to 90.3% as of March 31, 2011, compared with the prior year period.
•	Completed more than $660 million in financing activity year-to-date.

CHATTANOOGA, Tenn. (April 28, 2011) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2011.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Funds from Operations (“FFO”) allocable to common shareholders for the first quarter 2011 was $93,387,000 or $0.63 per diluted share, compared with $67,979,000, or $0.49 per diluted share, for the first quarter 2010.   FFO of the operating partnership for the first quarter of 2011 was $119,957,000, compared with $93,571,000 for the first quarter 2010.  FFO in the first quarter 2011 included $0.15 per share related to the net impact of the sale of Oak Hollow Mall in High Point, NC.

Net income attributable to common shareholders for the first quarter of 2011 was $36,725,000, or $0.25 per diluted share, compared with net income of $10,928,000, or $0.08 per diluted share for the first quarter 2010.

CBL's President and Chief Executive Officer, Stephen D. Lebovitz, commented, "We have started off the year with impressive results in the first quarter including an increase in same-center NOI, positive leasing spreads and continued improvements in sales and occupancy.  We are successfully building on the momentum established in 2010 and are increasingly confident that we will deliver continued growth in NOI and FFO as 2011 progresses.

“We have also made significant progress in strengthening our balance sheet.  Completing $660 million of non-recourse financings this year through 11 separate loans at favorable interest rates is a major step forward.  These transactions have generated significant proceeds for new opportunities, allowing us to focus more on growth and capitalizing on the improving economy.”

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CBL Reports First Quarter Results

April 28, 2011

HIGHLIGHTS

▪
Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended March 31, 2011 increased 2.5% to $324 per square foot compared with $316 per square foot in 2010.

▪	Same-center net operating income (“NOI”), excluding lease termination fees, for the first quarter 2011, increased 0.5% compared with a decline of 1.0% for the first quarter 2010.

▪
Consolidated and unconsolidated variable rate debt of $1,407,649,000 represented 14.6% of the total market capitalization of $9,618,130,000 for the Company and 24.6% of the Company's share of total consolidated and unconsolidated debt of $5,733,762,000 as of March 31, 2011.

PORTFOLIO OCCUPANCY

	March 31,
	2011	2010
Portfolio occupancy	90.3%	88.8%
Mall portfolio	90.3%	89.4%
Stabilized malls	90.4%	89.7%
Non-stabilized malls	84.2%	76.6%
Associated centers	91.1%	89.5%
Community centers	90.5%	84.4%

FINANCING ACTIVITY
Subsequent to the quarter end, CBL announced that it had closed on ten separate loans totaling $481.1 million at a combined estimated weighted average interest rate of 5.42% and a weighted average term of 6.8 years.  Proceeds were used to repay approximately $370.0 million on the Company’s $520.0 million credit facility and $90.0 million in existing loans scheduled to mature in 2011. Eight of the new loans were secured with properties previously used as collateral to secure the $520.0 million credit facility.  The facility has availability of $370.0 million for future retirement of property loans.

CBL also announced that it had closed on a ten-year, $185 million non-recourse loan secured by Fayette Mall in Lexington, KY, with two institutional lenders.  The new loan bears a fixed interest rate of 5.42%.  Excess proceeds of $100.0 million were generated after repayment of the $85.0 million existing loan that was scheduled to mature in July 2011.

DISPOSITIONS
During the first quarter of 2011, CBL completed the sale of Oak Hollow Mall in High Point, NC to High Point University for a gross sales price of $9.0 million.  Net proceeds from the sale were used to repay the outstanding principal balance and accrued interest of $40.3 million on the non-recourse loan secured by the property.  This payoff was in accordance with the lender’s agreement to modify the outstanding principal balance and accrued interest to equal the net sales price for the property.  CBL recorded a gain on the extinguishment of debt of approximately $31.4 million during the first quarter 2011.  CBL also recorded a loss on impairment of real estate in the first quarter 2011 of approximately $2.7 million to write down the book value of the property to the net sales price.  Both the gain on extinguishment of debt and the loss on impairment of real estate were included in FFO.

OUTLOOK AND GUIDANCE
Based on first quarter results and today’s outlook, the Company is reiterating 2011 FFO guidance of $2.10 - $2.15 per share, including the impact of the disposition of Oak Hollow Mall in the first quarter 2011.  The full year guidance also assumes $4.5 million to $5.5 million of outparcel sales and same-center NOI growth in the range of (0.5%) to 1.0%, excluding the impact of lease termination fees from both applicable periods.  The guidance excludes the impact

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CBL Reports First Quarter Results

April 28, 2011

of any future unannounced acquisitions or dispositions.  The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.40	$0.45
Adjust to fully converted shares from common shares	(0.09)	(0.10)
Expected earnings per diluted, fully converted common share	0.31	0.35
Add: depreciation and amortization	1.70	1.70
Add: noncontrolling interest in earnings of Operating Partnership	0.09	0.10
Expected FFO per diluted, fully converted common share	$2.10	$2.15

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on Friday, April 29, 2011, to discuss its first quarter results.  The number to call for this interactive teleconference is (212) 231-2900.  A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21515943.  A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., first quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online web simulcast and rebroadcast of its 2011 first quarter earnings release conference call.  The live broadcast of the quarterly conference call will be available online at cblproperties.com on Friday, April 29, 2011, beginning at 10:00 a.m. EDT.  The online replay will follow shortly after the call and continue through May 6, 2011.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 157 properties, including 85 regional malls/open-air centers. The properties are located in 26 states and total 84.9 million square feet including 3.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

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CBL Reports First Quarter Results

April 28, 2011

The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures.  The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income attributable to its common shareholders.

In the reconciliation of net income attributable to the Company's common shareholders to FFO allocable to its common shareholders, located at the end of this earnings release, the Company makes an adjustment to add back noncontrolling interest in income of its operating partnership in order to arrive at FFO of its operating partnership.  The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers.  The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity.  A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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CBL Reports First Quarter Results

April 28, 2011

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)
	Three Months Ended March 31,
	2011	2010
REVENUES:
Minimum rents	$171,684	$165,732
Percentage rents	3,776	3,940
Other rents	5,008	4,539
Tenant reimbursements	76,985	78,576
Management, development and leasing fees	1,337	1,706
Other	9,360	7,237
Total revenues	268,150	261,730

EXPENSES:
Property operating	40,196	37,720
Depreciation and amortization	67,981	70,449
Real estate taxes	24,280	24,618
Maintenance and repairs	16,032	15,442
General and administrative	11,800	11,074
Other	8,303	6,701
Total expenses	168,592	166,004
Income from operations	99,558	95,726
Interest and other income	545	1,051
Interest expense	(68,213)	(72,380)
Gain on extinguishment of debt	581	-
Gain on sales of real estate assets	809	866
Equity in earnings of unconsolidated affiliates	1,778	539
Income tax benefit	1,770	1,877
Income from continuing operations	36,828	27,679
Operating income (loss) of discontinued operations	27,066	(476)
Gain on discontinued operations	14	-
Net income	63,908	27,203
Net income attributable to noncontrolling interests in:
Operating partnership	(10,451)	(4,110)
Other consolidated subsidiaries	(6,138)	(6,137)
Net income attributable to the Company	47,319	16,956
Preferred dividends	(10,594)	(6,028)
Net income attributable to common shareholders	$36,725	$10,928
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.11	$0.08
Discontinued operations	0.14	-
Net income attributable to common shareholders	$0.25	$0.08
Weighted average common shares outstanding	148,069	137,967

Diluted earnings per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.11	$0.08
Discontinued operations	0.14	-
Net income attributable to common shareholders	$0.25	$0.08
Weighted average common and potential dilutive common shares outstanding	148,123	138,006

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$15,644	$11,274
Discontinued operations	21,081	(346)
Net income attributable to common shareholders	$36,725	$10,928

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CBL Reports First Quarter Results

April 28, 2011

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)
	Three Months Ended March 31,
	2011	2010

Net income attributable to common shareholders	$36,725	$10,928
Noncontrolling interest in income of operating partnership	10,451	4,110
Depreciation and amortization expense of:
Consolidated properties	67,981	70,449
Unconsolidated affiliates	5,515	6,885
Discontinued operations	86	1,563
Non-real estate assets	(638)	(219)
Noncontrolling interests' share of depreciation and amortization	(149)	(145)
Gain on discontinued operations	(14)	-
Funds from operations of the operating partnership	$119,957	$93,571

Funds from operations per diluted share	$0.63	$0.49
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	190,259	189,955

Reconciliation of FFO of the operating partnership to FFO allocable to common shareholders:
Funds from operations of the operating partnership	$119,957	$93,571
Percentage allocable to common shareholders (1)	77.85%	72.65%
Funds from operations allocable to common shareholders	$93,387	$67,979

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 4.

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$1,598	$531
Lease termination fees per share	$0.01	$-

Straight-line rental income	$1,082	$1,316
Straight-line rental income per share	$0.01	$0.01

Gains on outparcel sales	$809	$816
Gains on outparcel sales per share	$-	$-

Amortization of acquired above- and below-market leases	$528	$838
Amortization of acquired above- and below-market leases per share	$-	$-

Net amortization of debt premiums (discounts)	$753	$1,662
Net amortization of debt premiums (discounts) per share	$-	$0.01

Income tax benefit	$1,770	$1,877
Income tax benefit per share	$0.01	$0.01

Loss on impairment of real estate from discontinued operations	$(2,746)	$-
Loss on impairment of real estate from discontinued operations per share	$(0.01)	$-

Gain on extinguishment of debt from discontinued operations	$32,015	$-
Gain on extinguishment of debt from discontinued operations per share	$0.17	$-

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CBL Reports First Quarter Results

April 28, 2011

Same-Center Net Operating Income
(Dollars in thousands)
	Three Months Ended March 31,
	2011	2010

Net income attributable to the Company	$47,319	$16,956

Adjustments:
Depreciation and amortization	67,981	70,449
Depreciation and amortization from unconsolidated affiliates	5,515	6,885
Depreciation and amortization from discontinued operations	86	1,563
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(149)	(145)
Interest expense	68,213	72,380
Interest expense from unconsolidated affiliates	5,802	7,228
Interest expense from discontinued operations	178	1,080
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(244)	(234)
Abandoned projects expense	-	99
Gain on sales of real estate assets	(809)	(866)
Loss on sales of real estate assets from unconsolidated affiliates	-	50
Gain on extinguishment of debt	(581)	-
Gain on extinguishment of debt from discontinued operations	(31,434)	-
Writedown of mortgage note receivable	1,500	-
Loss on impairment of real estate from discontinued operations	2,746	-
Income tax benefit	(1,770)	(1,877)
Net income attributable to noncontrolling interest in earnings of operating partnership	10,451	4,110
Gain on discontinued operations	(14)	-
Operating partnership's share of total NOI	174,790	177,678
General and administrative expenses	11,800	11,074
Management fees and non-property level revenues	(2,436)	(4,061)
Operating partnership's share of property NOI	184,154	184,691
Non-comparable NOI	(1,397)	(3,955)
Total same-center NOI	$182,757	$180,736
Total same-center NOI percentage change	1.1%

Total same-center NOI	$182,757	$180,736
Less lease termination fees	(1,553)	(510)
Total same-center NOI, excluding lease termination fees	$181,204	$180,226

Malls	$162,099	$162,796
Associated centers	8,204	7,733
Community centers	5,175	3,965
Office and other	5,726	5,732
Total same-center NOI, excluding lease termination fees	$181,204	$180,226

Percentage Change:
Malls	-0.4%
Associated centers	6.1%
Community centers	30.5%
Office and other	-0.1%
Total same-center NOI, excluding lease termination fees	0.5%

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CBL Reports First Quarter Results

April 28, 2011

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)
	March 31, 2011
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,945,047	$1,239,051	$5,184,098
Noncontrolling interests' share of consolidated debt	(15,621)	(928)	(16,549)
Company's share of unconsolidated affiliates' debt	396,687	169,526	566,213
Company's share of consolidated and unconsolidated debt	$4,326,113	$1,407,649	$5,733,762
Weighted average interest rate	5.69%	2.85%	4.99%

	March 31, 2010
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,934,296	$1,524,281	$5,458,577
Noncontrolling interests' share of consolidated debt	(23,731)	(928)	(24,659)
Company's share of unconsolidated affiliates' debt	402,570	191,604	594,174
Company's share of consolidated and unconsolidated debt	$4,313,135	$1,714,957	$6,028,092
Weighted average interest rate	5.94%	2.89%	5.07%

Debt-To-Total-Market Capitalization Ratio as of March 31, 2011
(In thousands, except stock price)
	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,334	$17.42	$3,315,618
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
Total market equity			3,884,368
Company's share of total debt			5,733,762
Total market capitalization			$9,618,130
Debt-to-total-market capitalization ratio			59.6%

(1)
Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2011.  The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended March 31,
2011:	Basic	Diluted
Weighted average shares - EPS	148,069	148,123
Weighted average operating partnership units	42,136	42,136
Weighted average shares- FFO	190,205	190,259

2010:
Weighted average shares - EPS	137,967	138,006
Weighted average operating partnership units	51,949	51,949
Weighted average shares- FFO	189,916	189,955

Dividend Payout Ratio
	Three Months Ended March 31,
	2011	2010
Weighted average cash dividend per share	$0.23034	$0.23106
FFO per diluted, fully converted share	$0.63	$0.49
Dividend payout ratio	36.6%	47.2%

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CBL Reports First Quarter Results

April 28, 2011

Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	March 31, 2011	December 31, 2010
ASSETS
Real estate assets:
Land	$926,479	$928,025
Buildings and improvements	7,538,099	7,543,326
	8,464,578	8,471,351
Less accumulated depreciation	(1,778,046)	(1,721,194)
	6,686,532	6,750,157
Developments in progress	160,040	139,980
Net investment in real estate assets	6,846,572	6,890,137
Cash and cash equivalents	49,340	50,896
Receivables:
Tenant, net of allowance	69,578	77,989
Other	12,900	11,996
Mortgage and other notes receivable	28,857	30,519
Investments in unconsolidated affiliates	180,131	179,410
Intangible lease assets and other assets	269,963	265,607
	$7,457,341	$7,506,554

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$5,184,098	$5,209,747
Accounts payable and accrued liabilities	283,930	314,651
Total liabilities	5,468,028	5,524,398
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	34,252	34,379
Redeemable noncontrolling preferred joint venture interest	423,719	423,834
Total redeemable noncontrolling interests	457,971	458,213
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding in 2011 and 2010	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding in 2011 and 2010	18	18
Common stock, $.01 par value, 350,000,000 shares authorized, 148,317,238 and 147,923,707 issued and outstanding in 2011 and 2010, respectively	1,483	1,479
Additional paid-in capital	1,660,001	1,657,507
Accumulated other comprehensive income	9,348	7,855
Accumulated deficit	(360,951)	(366,526)
Total shareholders' equity	1,309,904	1,300,338
Noncontrolling interests	221,438	223,605
Total equity	1,531,342	1,523,943
	$7,457,341	$7,506,554

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